Exhibit 99.1

  SUPERVALU Reports Record Fiscal 2007 Fourth Quarter and Year Results

      SUPERVALU Raises Fiscal 2008 Guidance; Poised for Continued
                                Success

  Company Demonstrates Powerful New Business Model with Double Digit
           Accretion Following Transformational Acquisition

    MINNEAPOLIS--(BUSINESS WIRE)--April 19, 2007--SUPERVALU INC. (NYSE:SVU) today reported record results for the fourth quarter of fiscal 2007. The company reported record net sales of $10.3 billion compared to $4.6 billion last year, record net earnings of $119 million compared to $6 million last year, and diluted earnings per share of $0.57 compared to $0.04 last year. Fiscal 2007 fourth quarter results included net after-tax charges of $37 million, or $0.19 per diluted share. Fiscal 2006 fourth quarter results included net after-tax charges of $72 million, or $0.52 per diluted share. On June 2, 2006, SUPERVALU completed its acquisition of Albertson's premier retail properties which transformed SUPERVALU into one of the nation's largest supermarket chains with leading market shares across the country.

    Jeff Noddle, SUPERVALU chairman and chief executive officer said, "Fiscal 2007 marked the transformation of SUPERVALU into a retail powerhouse holding a significant position in the retail grocery industry with some of the most enviable brands in the market. Our record fourth quarter showed good momentum and completes a very successful fiscal 2007 year, with full year reported diluted earnings per share of $2.32. Our double-digit earnings growth in fiscal 2007 clearly demonstrates the highly accretive nature of the acquisition. Fiscal 2007 also marked the successful execution of our business plans including the improvement in our identical store sales on a combined store network basis. We are very well-positioned for the next stage of growth as we implement initiatives designed to further deliver the economics of the acquisition by leveraging our competencies in both retail and supply chain. Today, we are raising our earnings per share guidance for fiscal 2008 from $2.58 to $2.77 to $2.68 to $2.87 which includes one-time transaction costs of $0.16 to $0.20, equating to another year of double-digit earnings growth. I am confident that the full potential of the NEW SUPERVALU will continue to emerge in the years ahead."

    Fiscal 2007 fourth quarter results included net after-tax charges of $37 million, or $0.19 per diluted share comprised of one-time transaction costs of $0.05 per diluted share, expense from the adoption of FAS 123R related to stock option expensing of $0.01 per diluted share, the impact of the Hybrid Income Term Security Units ("HITS") which did not settle upon close of the acquisition of $0.02 per diluted share and non-cash charges related to the sale of Scott's Foods & Pharmacy stores of $0.11. Fiscal 2006 fourth quarter results included net after-tax charges of $72 million, or $0.52 per diluted share, primarily related to the sale of Cub Foods stores in Chicago and asset impairment related to the disposition of Deals stores.

    Segment Results

    Retail Food Segment - Fourth quarter retail net sales were a record $8.2 billion, compared to $2.5 billion last year. The sales increase primarily reflects the acquisition of Albertson's premier retail properties. Identical store sales growth on a combined basis, as if the newly acquired operations were in the store base for more than a year, increased 1.4 percent in the fourth quarter. The acquired stores identical store sales growth in the quarter increased 1.8 percent. Identical store sales growth for stores in existence prior to the acquisition was flat and when adjusted for planned in-market store expansion increased approximately 1 percent.

    Reported retail operating earnings for the fourth quarter were a record $363 million compared to a loss of $2 million last year, primarily reflecting the acquisition of Albertsons' premier properties. Fourth quarter fiscal 2007 results included non-cash charges of $26 million pre-tax related to the sale of the 18 Scott's Food & Pharmacy stores, announced today. The company signed a definitive agreement to sell the 18 Scott's stores in Fort Wayne Indiana to Kroger. The sale is consistent with the company's discipline to periodically review assets and focus resources on the best growth opportunities. Fourth quarter fiscal 2007 retail operating earnings also included $1.6 million of expense from the adoption of FAS 123R related to stock option expensing. Fiscal 2006 fourth quarter results included charges of approximately $112 million pre-tax, primarily related to the sale of Cub Foods stores in Chicago and the disposition of Deals stores. Reported retail operating earnings as a percent of sales for the fourth quarter of fiscal 2007 were 4.5 percent. When adjusted for the noted charges in both years' fourth quarter, retail operating earnings as a percent of sales were 4.8 percent in fiscal 2007 compared to 4.4 percent in fiscal 2006, primarily reflecting the fiscal 2007 acquisition of Albertson's premier retail properties.

    Net new store activity since last year's fourth quarter included 723 combination stores (combination stores are defined as food and drug), 357 food stores and 35 limited assortment food stores. Net new store activity is inclusive of the stores acquired. As of year end, SUPERVALU's retail store network of 2,478 stores includes approximately 876 combination stores, 412 food stores, and 1,190 limited assortment grocery stores. Included in the total store counts are 120 fuel centers and 858 licensed limited assortment food stores. Total retail square footage at year end, including acquired stores and licensed stores was approximately 84 million square feet compared to approximately 30 million square feet last fiscal year end. Store counts and square footage are adjusted for the sale of Scott's and the Milwaukee Jewel-Osco stores.

    Supply Chain Services Segment - Fourth quarter net sales for supply chain services were $2.1 billion, up slightly from last year, reflecting new business growth which was offset by normal customer attrition.

    Reported supply chain services operating earnings for the fourth quarter were $55 million compared to $41 million last year. This year's results also included approximately $1.3 million of expense from the adoption of FAS 123R related to stock option expensing. Last year's fourth quarter results included $10 million of losses related to minority-owned investments. When adjusted for last year's fourth quarter minority-owned investments, reported supply chain operating earnings as a percent of sales were 2.6 percent this year compared to
2.4 percent last year.

    Other Items

    General corporate expenses for the fourth quarter were $39 million compared to $6 million last year primarily reflecting one-time transaction costs of approximately $18 million in the fourth quarter of fiscal 2007 and lower incentive related expenses in the prior year.

    SUPERVALU's tax rate for the fourth quarter was 41.9 percent compared to 47.5 percent in last year's fourth quarter. The fiscal 2007 and 2006 fourth quarter tax rates reflect the write-off of non-deductible goodwill on the sale of Scott's Food & Pharmacy stores and the sale of Cub Foods stores in Chicago, respectively. When adjusted for the non-deductible goodwill primarily related to the sale of Scott's Food & Pharmacy and Cub Foods stores, the effective tax rate was 38.6 percent in the fourth quarter of fiscal 2007 and 37 percent in the fourth quarter of fiscal 2006.

    Net interest expense for the fourth quarter was $174 million compared to $22 million last year reflecting the assumption of debt and new borrowings from the acquisition.

    Capital spending for fourth quarter was $297 million, including $32 million in capital leases. Fiscal 2007 capital spending was approximately $950 million, including $73 million in capital leases. Capital spending primarily includes retail store expansion, store remodeling and supply chain initiatives.

    Total debt to capital was approximately 64 percent at the end of the fiscal 2007 compared to approximately 37 percent at fiscal 2006 year-end. The total debt to capital ratio is calculated as total debt, which includes notes payable, current debt and obligations under capital leases, long-term debt and obligations under capital leases, divided by the sum of total debt and total stockholders' equity.

    Diluted weighted average shares outstanding for the fourth quarter were 211 million shares compared to 138 million shares last year. The net increase was primarily due to the additional shares issued for the acquisition and issuances under employee benefit programs, net of repurchases. As of February 24, 2007, SUPERVALU had 209 million net shares outstanding.

    Fiscal 2007 Results

    For the fiscal 2007 full year, SUPERVALU reported record net sales of $37.4 billion compared to $19.9 billion last year, record net earnings of $452 million compared to $206 million last year and diluted earnings per share of $2.32 compared to $1.46 last year. Fiscal 2007 full year results included net after-tax charges of $78 million, or $0.46 per diluted share primarily related to one-time transaction costs, expense from the adoption of FAS 123R related to stock option expensing, the impact of the HITS which did not settle upon close of the acquisition, and charges related to the sale of Scott's Food & Pharmacy stores. Fiscal 2006 full year results included net after-tax charges of $111 million, or $0.76 per diluted share, primarily related to the sale of Cub Foods stores in Chicago, the sale of Shop 'n Save stores in Pittsburgh, the disposition of Deals stores, and losses incurred from Hurricane Katrina.

Fiscal 2007 Fourth Quarter and Full
 Year
                                    Diluted Earnings Per Share Summary
                                      Fiscal 2007       Fiscal 2007
                                     Fourth Quarter      Full Year
----------------------------------------------------------------------
Reported diluted earnings per share      $0.57(a)         $2.32(a)
One-time transaction costs               $0.05            $0.20
Charges related to sale of Scott's
 Food & Pharmacy                         $0.11            $0.12
----------------------------------------------------------------------
Diluted earnings per share before
 adjustments                             $0.73            $2.64
Weighted average diluted shares
 outstanding (millions)                   211              196


    (a) Reported diluted earnings per share includes $0.01 and $0.08, respectively, for the quarter and the full year from the adoption of FAS 123R related to stock option expensing and $0.02 and $0.06, respectively, for the quarter and the full year related to the impact of the HITS which did not settle upon close of the acquisition.

Fiscal 2008 Guidance
                                    Diluted Earnings Per Share Summary
                                               Fiscal 2008
                                                 Guidance
----------------------------------------------------------------------
Reported diluted earnings per share           $2.68 to $2.87
One-time transaction costs                    $0.20 to $0.16
----------------------------------------------------------------------
Diluted earnings per share before             $2.88 to $3.03
 adjustments
Weighted average diluted shares                 214 to 217
 outstanding (millions)


    SUPERVALU's fiscal 2008 outlook includes business assumptions, such as:

    --  Net sales are estimated to be approximately $44 billion;

    -- Identical store sales for the combined retail network, as if the newly acquired operations were in the store base for more than a year, are projected to increase 1 to 2 percent;

    -- Store development plans are projected to be approximately 25 to 30 standard size stores and 60 to 80 limited assortment stores, including licensed stores. Major remodels are estimated at approximately 100 to 110 stores;

    -- Sales attrition, exclusive of new business, in the traditional food distribution business will approximate four to five percent for the year;

    -- Total capital spending is projected to be approximately $1.2 billion, including capital leases;

    -- Stock option expense is projected to be approximately $0.12 per diluted share, compared to $0.08 in fiscal 2007 representing the larger employee base of the company;

    -- One-time transaction costs are expected to be approximately $56 to $70 million pre-tax, or approximately $0.16 to $0.20 per diluted share;

    -- The outlook for the year is based on the preliminary fair value assigned to acquired assets and liabilities. These fair values will be refined as final valuation information is received or developed through the first quarter of fiscal 2008; and

    -- The effective tax rate is estimated to be approximately 39 percent.

    Commenting on SUPERVALU, Noddle said, "As we near the one year mark of the acquisition in June, we are on schedule with our three year plan to leverage our transformed business model and deliver continued value to our shareholders."

    A conference call to review the fourth quarter results is scheduled for today at 9:00 a.m. (CST). A live Web cast of the call will be available at www.supervalu.com. An archive of the call is accessible via telephone by dialing 630-652-3041 with passcode 17421580 and through the company's Web site at www.supervalu.com. The conference call archive will be available through April 30, 2007.

    About SUPERVALU INC

    SUPERVALU INC. is one of the largest companies in the United States grocery channel with annual sales of approximately $40 billion. SUPERVALU holds leading market share positions across the U.S. with its approximately 2,500 retail grocery locations. Through SUPERVALU's nationwide supply chain network, the company provides distribution and related logistics support services to more than 5,000 grocery endpoints across the country. SUPERVALU currently has approximately 200,000 employees. For more information about SUPERVALU visit www.supervalu.com.

    CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES
LITIGATION REFORM ACT OF 1995

    Except for the historical and factual information contained herein, the matters set forth in this news release, including statements as to the progress and expected benefits of the combination of the operations of Albertson's, Inc. that were acquired in June 2006 with those of SUPERVALU, such as efficiencies, cost savings, market profile and financial strength, and the competitive ability and position of the combined company, and other statements identified by words such as "estimates," "expects," "projects," "plans," and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the possibility that the anticipated benefits from the acquisition cannot be fully realized or may take longer to realize than expected, the possibility that costs, including costs related to purchase accounting estimates of fair value, or difficulties related to the combination of Albertsons operations into SUPERVALU will be greater than expected, and the impact of competition, economic and industry conditions, security and food and drug safety issues, severe weather and natural disasters, escalating costs of providing employee benefits, and other labor relations issues including contract negotiations, expansion, liquidity, legal and administrative proceedings, regulatory and accounting matters, changes in operating conditions, and other risk factors relating to our business or industry as detailed from time to time in SUPERVALU's reports filed with the SEC. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Unless legally required, SUPERVALU undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

    You should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Unless legally required, SUPERVALU undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

SUPERVALU INC. and Subsidiaries
CONSOLIDATED COMPOSITION OF NET SALES AND OPERATING EARNINGS
(unaudited)

                                             February 24, February 25,
                                                 2007         2006
(In millions, except per share data)          (12 weeks)   (12 weeks)
----------------------------------------------------------------------

Net sales
  Retail food and drug                            $8,153       $2,528
                                                      79%          55%
  Supply chain services                            2,148        2,112
                                                      21%          45%
----------------------------------------------------------------------
    Total net sales                              $10,301       $4,640
                                                   100.0%       100.0%
======================================================================

Operating earnings
  Retail food and drug operating earnings           $363          $(2)
  Supply chain services operating earnings            55           41
  General corporate expenses                          39            6
----------------------------------------------------------------------
    Total operating earnings                         379           33
  Interest expense, net                              174           22
----------------------------------------------------------------------
    Operating earnings before income taxes          $205          $11
  Income tax expense                                  86            5
----------------------------------------------------------------------
    Net earnings                                    $119           $6
======================================================================


LIFO charge                                           $-           $5

Depreciation and amortization
  Retail food and drug                              $233          $52
  Supply chain services                               23           20
----------------------------------------------------------------------
Total                                               $256          $72
======================================================================

SUPERVALU INC. and Subsidiaries
CONSOLIDATED COMPOSITION OF NET SALES AND OPERATING EARNINGS
(unaudited)

                                             February 24, February 25,
                                                 2007         2006
(In millions, except per share data)          (52 weeks)   (52 weeks)
----------------------------------------------------------------------

Net sales
  Retail food and drug                           $28,016      $10,635
                                                      75%          54%
  Supply chain services                            9,390        9,229
                                                      25%          46%
----------------------------------------------------------------------
    Total net sales                              $37,406      $19,864
                                                   100.0%       100.0%
======================================================================

Operating earnings
  Retail food and drug operating earnings         $1,179         $269
  Supply chain services operating earnings           257          214
  General corporate expenses                         131           48
----------------------------------------------------------------------
    Total operating earnings                       1,305          435
  Interest expense, net                              558          106
----------------------------------------------------------------------
    Operating earnings before income taxes          $747         $329
  Income tax expense                                 295          123
----------------------------------------------------------------------
    Net earnings                                    $452         $206
======================================================================


LIFO charge                                          $18          $11

Depreciation and amortization
  Retail food and drug                              $783         $216
  Supply chain services                               96           94
  General Corporate                                    -            1
----------------------------------------------------------------------
Total                                               $879         $311
======================================================================

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)

                               February 24,          February 25,
                                   2007                  2006
(In millions, except per   (12 weeks) % of sales (12 weeks) % of sales
 share data)
----------------------------------------------------------------------

Net sales                    $10,301      100.0%    $4,640      100.0%
Cost of sales                  7,877       76.5%     3,959       85.3%
----------------------------------------------------------------------
Gross profit                   2,424       23.5%       681       14.7%

Selling, general and
 administrative expenses       2,045       19.8%       648       14.0%
----------------------------------------------------------------------
Operating earnings               379        3.7%        33        0.7%

  Interest expense, net          174        1.7%        22        0.5%
----------------------------------------------------------------------
Earnings before income
 taxes                           205        2.0%        11        0.2%
Income tax expense                86        0.8%         5        0.1%
----------------------------------------------------------------------

Net earnings                    $119        1.2%        $6        0.1%
======================================================================


Earnings per common share
Basic
    Net earnings               $0.57                 $0.04
Diluted
    Net earnings               $0.57                 $0.04
Weighted average number of
 common shares outstanding
    Basic                        208                   136
    Diluted                      211                   138

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)

                               February 24,          February 25,
                                   2007                  2006
(In millions, except per   (52 Weeks) % of sales (52 Weeks) % of sales
 share data)
----------------------------------------------------------------------

Net sales                    $37,406      100.0%   $19,864      100.0%
Cost of sales                 29,267       78.2%    16,977       85.5%
----------------------------------------------------------------------
Gross profit                   8,139       21.8%     2,887       14.5%

Selling, general and
 administrative expenses       6,834       18.3%     2,452       12.3%
----------------------------------------------------------------------
Operating earnings             1,305        3.5%       435        2.2%

  Interest expense, net          558        1.5%       106        0.5%
----------------------------------------------------------------------
Earnings before income
 taxes                           747        2.0%       329        1.7%
Income tax expense               295        0.8%       123        0.6%
----------------------------------------------------------------------

Net earnings                    $452        1.2%      $206        1.1%
======================================================================


Earnings per common share
Basic
    Net earnings               $2.38                 $1.52
Diluted
    Net earnings               $2.32                 $1.46
Weighted average number of
 common shares outstanding
    Basic                        189                   136
    Diluted                      196                   146

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
                                             February 24, February 25,
                                                 2007         2006
                                             (unaudited)
----------------------------------------------------------------------

ASSETS
Current Assets
  Cash and cash equivalents                         $285         $801
  Accounts and notes receivable, net                 957          439
  Inventories                                      2,749          954
  Prepaid and other current assets                   469           89
----------------------------------------------------------------------
    Total Current Assets                           4,460        2,283

Land, buildings, leasehold improvements and
 equipment, net                                    8,415        1,969

Goodwill                                           5,921        1,614

Intangibles, net                                   2,450           94

Other assets                                         456          193
----------------------------------------------------------------------

Total Assets                                     $21,702       $6,153
======================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Accounts payable and accrued liabilities        $2,741       $1,377
  Current maturities of long-term debt and
   capital lease obligations                         286          112
  Other current liabilities                        1,678          133
----------------------------------------------------------------------
    Total Current Liabilities                      4,705        1,622

Long-term debt and obligations under capital
 Leases                                            9,192        1,406

Other long-term liabilities and deferred
 credits                                           2,499          506

Total Stockholder's Equity                         5,306        2,619

----------------------------------------------------------------------

Total Liabilities and Stockholders' Equity       $21,702       $6,153
======================================================================

    CONTACT: SUPERVALU INC.
             Investors and Financial Media:
             Yolanda Scharton, 952-828-4540
             yolanda.scharton@supervalu.com
             or
             General and Trade Media:
             Haley Meyer, 952-828-4786
             Haley.meyer@supervalu.com